                                    EXHIBIT 2


                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made as of the 3rd day of October 2001, by and between American West Trading Company, a Tennessee corporation ("Purchaser"); and Lucchese, Inc., a Delaware corporation ("Seller"). Purchaser and Seller are referred to herein as the "Parties."

STATEMENT OF PURPOSE

         Seller is engaged in the manufacture and sale of footwear, including footwear manufactured and sold under the "Dan Post" brand name (the "Dan Post Footwear Business"). Purchaser is willing to purchase the Dan Post Footwear Business and certain of the assets of such business from Seller, and Seller is willing to sell such business and assets to Purchaser, on the terms and conditions hereinafter set forth.

         In consideration of the foregoing and the mutual promises made herein, and to specify the terms and conditions under which the transactions contemplated hereby will be consummated, the Parties do hereby agree as follows:

Agreement

         1. DEFINITIONS. In addition to other terms defined herein, the following terms, for all purposes of this Agreement, shall have the following meanings:

         "Affiliate" means a Person, directly or indirectly, under the control of, controlled by or under common control with another Person.

         "Assets" means the following assets of the Dan Post Footwear Business:

                  (i) all of Seller's inventory and the In-Process Inventory (as defined herein) described on SCHEDULE 1(A)(I) (the "Inventory");

                  (ii) all machinery, lasts and dies described on SCHEDULE 1(A)(II) (the "Equipment");

                  (iii) all rights of Seller under the contracts and purchase orders described on SCHEDULE 1(A)(III) (the "Contracts");

                  (iv) all (A) registered or unregistered trademarks, service marks, trade dress, logos, designs, trade names, brand names (including all of Seller's rights in the name "Dan Post"), registration or applications for registration thereof, of the Dan Post Footwear Business, as listed on SCHEDULE 1(A)(IV), (B) trade secrets or confidential information, know-how, technical drawings, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information of the Dan Post Footwear Business, (C) the goodwill of the Dan Post Footwear Business included in connection with any of the foregoing, (D) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein


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

         under the Laws of all jurisdictions) and (E) copies and tangible embodiments thereof (the "Intellectual Property"); and

                  (v) all records, invoices and other documents and information necessary to the ownership of the Assets and/or operation of the Dan Post Footwear Business other than the Retained Assets (the "Books and Records").

         "Assumed Liabilities" means all the liabilities and obligations of Seller arising or to be performed after the Closing Date or existing as of the Closing Date under the Contracts.

         "Business Day" means any calendar day other than a Saturday, a Sunday or a legal holiday in the State of North Carolina.

         "Cash Payment" has the meaning set forth in Section 2(b)(1).

         "Closing" means the consummation of the Transactions.

         "Closing Date" means the date on which the Closing is to take place.

         "Code" means the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder.

         "Confidential Information" means any information concerning the Dan Post Footwear Business that is not already generally available to the public.

         "Contracts" has the meaning set forth in the definition of "Assets."

         "Default" means an event of default, as defined in any contract or other agreement or instrument, or any event which, with the passage of time or the giving of notice or both, would constitute an event of default or other breach under such contract, agreement or instrument.

         "Dan Post Footwear Business" means the business of manufacturing and selling Dan Post footwear.

         "Equipment" has the meaning set forth in the definition of "Assets".

         "Encumbrances" means all claims, mortgages, pledges, liens, encumbrances, security interests and adverse interests of every nature whatsoever.

         "Governmental Body" means any federal, state, municipal or other governmental department, commission, board, bureau, authority, court, agency or instrumentality, domestic or foreign.

         "In-Process Inventory" means that certain inventory in the process of being completed, which inventory is related to the Dan Post Footwear Business and is described on SCHEDULE 1(A)(I).

         "Intellectual Property" has the meaning set forth in the definition of "Assets".

         "Knowledge" means actual knowledge or knowledge that could be expected to be obtained after a reasonable investigation. "Knowing" shall have a correlative meaning.


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

         "Laws" means any federal, state, local or foreign laws (including common law), ordinance, rule, regulation or Order, issued, promulgated or approved by any Governmental Body.

         "Liability" or "Liabilities" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any indebtedness and any liability for Taxes.

         "Material Adverse Effect" means an adverse effect on the Dan Post Footwear Business or any customers, assets, operations, properties, prospects or condition, financial or otherwise, of the Dan Post Footwear Business, any of which individually or in the aggregate creates a material adverse effect on the Dan Post Footwear Business as a whole.

         "Note" has the meaning set forth in Section 2(b)(1).

         "Order" means any order, writ, injunction, decree, judgment, award, determination, direction, request for information or demand of a Governmental Body.

         "Person" means any natural person, corporation, limited liability company, partnership, unincorporated association, firm, trust or other entity.

         "Purchase Price" has the meaning set forth in Section 2(b).

         "Retained Assets" means all assets of the Dan Post Footwear Business other than the Assets.

         "Retained Liabilities and Obligations" means all obligations, Liabilities, covenants, commitments and undertakings of Seller except for the Assumed Liabilities.

         "Suppliers" means the suppliers under the Contracts on SCHEDULE 1.1(A)(III).

         "Taxes" means all taxes of any kind, including income, franchise, gross receipt, transfer, value added, sales, use, wage and/or employment or unemployment, excise, disability, real and personal property, capital or other taxes, levies, imports, duties, license and registration fees, assessments, and governmental charges of any nature whatsoever relating to or in lieu of any of the foregoing, together with any interest, penalties or additions thereto, whether disputed or not.

         "Transactions" means the purchase and sale of the Assets pursuant to the terms of this Agreement.

         2.       SALE OF THE ASSETS.

         (a) Sale of Assets. The Closing will occur contemporaneously with the execution of this Agreement. At the Closing, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Assets upon the terms and subject to the conditions of this Agreement.

         (b) Purchase Price. The "Purchase Price" for the Assets shall equal the sum of (i) the Cash Payment and (ii) the amount of the Assumed Liabilities. Purchaser shall pay to Seller the Purchase Price as follows:


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                  (1)      Purchaser shall wire transfer to an account
         designated by Seller an amount equal to $2,574,841.26 (the "Cash Payment") as follows: (A) $2,006,162.95 shall be wire transferred to Seller at the Closing (the "First Cash Installment"); (B) $485,040.31 shall be wire transferred to Seller on December 28, 2001 (the "Second Cash Installment") and (C) the amount payable pursuant to Section 6(h) shall be paid as provided therein. Purchaser's obligation to make the Second Cash Installment shall be evidenced by a note, a copy of which is attached hereto as EXHIBIT 1 (the "Note").

                  (2) At the Closing Purchaser shall fully assume the Assumed Liabilities by an instrument of assumption mutually satisfactory to Purchaser and Seller.

         (c) No Other Liabilities or Obligations Assumed by Purchaser. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not assume or become liable for any Liabilities or obligations of Seller other than the Assumed Liabilities, and Seller shall pay, satisfy and perform, as and when due, all of such other Liabilities and obligations, regardless of any disclosures made or exceptions noted with respect to the representations, warranties, covenants and agreements of Seller contained in this Agreement or any other document executed or delivered by Seller in connection with the Transactions.

         (d) Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Assets in accordance with the allocation set forth in SCHEDULE 2(D) hereto. The Parties agree that each will report the federal, state and local income and other tax consequences of the Transactions in a manner consistent with such allocation and that no Party will take any position inconsistent with such allocation unless otherwise required by applicable Law.

         3.       THE CLOSING.

         (a) The Closing shall take place on the Closing Date at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Bank of America Corporate Center, 100 N. Tryon Street, Suite 4200, Charlotte, North Carolina 28202-4006 on October __, 2001.

         (b)      At the Closing, Seller will:

                  (1) Deliver to Purchaser such assignments, bills of sale and other instruments of transfer, on terms satisfactory to Purchaser, as are necessary to fully and effectively convey to Purchaser the Assets in accordance with the terms hereof;

                  (2) Deliver to Purchaser all authorizations, consents and approvals of Governmental Bodies referred to in Section 4(b), if any;

                  (3) Deliver to Purchaser all of the third party consents specified on Schedule 4(b), if any, on terms satisfactory to Purchaser;

                  (4) Execute and deliver to Purchaser the Shipping/Storage Agreement between Purchaser and Seller in the form of EXHIBIT 2 hereto.

         (c)      At the Closing, Purchaser will:

                  (1) Pay to Seller the First Cash Installment as provided in Section 2(b)(1);


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                  (2)      Execute and deliver to Seller the assumption
         agreement referred to in Section 2(b)(2);

                  (3)      Execute and deliver to Seller the Note;

                  (4) Execute and deliver to Purchaser the Shipping/Storage Agreement between Purchaser and Seller in the form of EXHIBIT 2 hereto.

         4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants that the statements contained in this Section 4 are correct and complete.

         (a) Organization and Authorization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to own the Assets and to carry on the Dan Post Footwear Business.

         (b) Enforceable Obligation. Except as set forth on SCHEDULE 4(B), the execution, delivery and performance of this Agreement and all agreements, instruments and documents to be delivered by Seller hereunder, (i) are within the power and authority of Seller, (ii) do not require the consent or approval of, or filing, registration or qualification with, any Governmental Body or any other Person, (iii) will not conflict with any terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Seller, (iv) will not violate any Laws or Order, (v) will not conflict with, result in the breach of, give any Person the right to exercise any remedy under or constitute a Default under any indenture, mortgage, deed of trust, lease, agreement, contract, license or other instrument to which Seller is a party or by which Seller or its property is bound, (vi) will not cause Purchaser to become liable for the payment of any Tax and (vii) will not result in the imposition of any Encumbrance upon any of the Assets, other than any Encumbrance created by Purchaser. This Agreement has been, and upon their execution and delivery the other agreements and other instruments contemplated by this Agreement and to which Seller is a signatory will have been, duly authorized, executed and delivered by Seller (as applicable) and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against them in accordance with their terms.

         (c)      Title to Assets; Condition.

                  (1) Seller has good, valid and marketable title to all of the Assets, subject to no Encumbrances.

                  (2) The Equipment is fit and usable for the purpose for which the Equipment is intended and, to the extent applicable, meets all material standards, clearances, ratings and legal requirements applicable thereto.

                  (3) As of the Closing, the Inventory (other than the In-Process Inventory) will be marketable and merchantable, not slow moving or obsolete, and free from defects and damages (patent and latent). As of the Closing, such Inventory will have been stored, and will have been maintained and handled, in a commercially reasonable manner consistent with best industry practices, and will be fit for the purpose for which it was procured. No Inventory has been consigned to any Person. Seller has fully paid each third-party manufacturer for any Inventory manufactured by such manufacturer.


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

         (d)      Litigation; Observance of Laws. Except as disclosed on
SCHEDULE 4(D), there is no litigation or any proceeding before any Governmental Body or any arbitration pending, or, to the Knowledge of Seller, threatened, involving the Dan Post Footwear Business. No Order has been issued against or binds Seller in respect of the Dan Post Footwear Business. To the Knowledge of Seller, no basis exists for the commencement of any such litigation, proceeding or arbitration. Seller is not in violation of any Laws (including Environmental
Laws) in respect of the Dan Post Footwear Business. Neither Seller, nor, to Seller's Knowledge, any of Seller's officers, directors, employees or representatives has made, directly or indirectly, with respect to the Dan Post Footwear Business, any illegal political contributions, payments not recorded or falsely recorded in the books and records of the Dan Post Footwear Business, or payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the Governmental Body they represent (including "kickback" payments).

         (e)      [Intentionally Omitted]

         (f) Conduct of the Dan Post Footwear Business. From and after March 31, 2001:

                  (1) Seller has operated the Dan Post Footwear Business generally in the usual and ordinary manner consistent with past practices.

                  (2) Seller has used its reasonable best efforts to maintain the goodwill associated with the Dan Post Footwear Business, and the existing business relationships with its agents, customers, key employees, suppliers and other Persons having relations with it.

                  (3) There has not been any materially adverse change in the business relationship of Seller with any supplier named in SCHEDULE 4(L) or any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

                  (4) To the Knowledge of Seller, there has not been any other occurrence, event, incident, action, failure to act or transaction affecting the Dan Post Footwear Business which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

         (g) Liabilities. The Dan Post Footwear Business has no material Liabilities or obligations, other than Liabilities and obligations incurred by Seller in the ordinary course of the Dan Post Footwear Business consistent with past practices and which do not and will not have a Material Adverse Effect.

         (h) Contracts. True, correct and complete copies of all Contracts have been delivered to Purchaser. Neither Seller nor, to Seller's Knowledge, the other party to any Contract is in Default under such Contract.

         (i) Products and Product Warranty. Each product manufactured, marketed, sold, distributed or delivered by Seller in connection with the Dan Post Footwear Business at any time (the "Products") has been in conformity (or such non-conformity has been subsequently cured) with all applicable contractual commitments and all express and implied warranties made by Seller (the "Company Warranties"). Seller has no Liability for any special, consequential or punitive damages to any Person with respect to any Products.


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

         (j) Product Liability. Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product. Seller has not received any written notices, citations or decisions by any Governmental Body that any Product is defective or fails to meet any applicable standards promulgated by any such Governmental Body.

         (k)      Intellectual Property.

                  (1) Seller owns all of the Intellectual Property. Upon the Closing each item of Intellectual Property will be owned by Purchaser immediately following the Closing on identical terms and conditions. No other Person has any rights to any of the Intellectual Property and, to the Knowledge of Seller, no other Person is infringing, violating or misappropriating any Intellectual Property.

                  (2) Seller has not, through the operation of the Dan Post Footwear Business, infringed or violated, or misappropriated, and does not now infringe or violate, or misappropriate, any intellectual property rights of any other Person. Seller has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

         (l) Suppliers. Except for the suppliers named in SCHEDULE 4(L), Seller does not have any supplier from whom it purchased more than 5% of the inventory for the Dan Post Footwear Business which it purchased during its most recent full fiscal year. SCHEDULE 4(L) sets forth the return policy of each such supplier.

         (m) Customers. Except for the customers named in SCHEDULE 4(M), Seller does not have any customer to whom it made more than 5% of the sales of the Dan Post Footwear Business during its most recent full fiscal year. Except as described in SCHEDULE 4(M), during the past two years, neither Seller nor, to the Knowledge of Seller, any employee of Seller has received any material customer complaints (except complaints in the ordinary course of the Dan Post Footwear Business) concerning Products and services of the Dan Post Footwear Business, nor has Seller had any material amount of its Products returned by a purchaser thereof. To the Knowledge of Seller, the consummation of the Transactions will not adversely affect the relationships established by Seller with any of the customers listed on SCHEDULE 4(M).

         (n) Certain Other Business Practices. Seller has not made any payments or provided any benefits to any employees or agents (in their capacities as such) of any customers, suppliers or others having business relations with Seller which are intended or influence any action or business decision by the customer, supplier or other Person they represent (including any "kickback" payments). Except as disclosed in SCHEDULE 4(N), Seller has not paid any promotional or other payments, or provided any other monetary benefits, to its customers, suppliers or other Persons having a business relationship with it, except for bona fide payments for goods and services received by Seller.

         (o) Full Disclosure. Neither this Agreement, any financial statement, Exhibit or Schedule or document required by this Agreement to be prepared or furnished by or on behalf of Seller to Purchaser in connection with this Agreement nor any agreement contemplated hereby or delivered pursuant hereto, contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading.


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         5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser
represents, warrants and covenants to Seller as follows:

         (a) Organization and Authorization. Purchaser is a corporation duly organized and validly existing under the Laws of Tennessee and has all requisite power and authority to enter into this Agreement and the agreements contemplated hereunder and to consummate the Transactions.

         (b) Litigation; Observance of Orders. There are no actions, suits or proceedings, pending or threatened, nor to the Knowledge of Purchaser is there any basis therefor against or affecting Purchaser before any Governmental Body.

         (c) Transactions are Legal and Authorized; Enforceable Obligation. The execution, delivery and performance of this Agreement, the Note and the agreements contemplated hereunder to be executed by Purchaser and the compliance with all the provisions hereof and thereof (i) are within the power and authority of Purchaser, (ii) do not require the consent or approval of, or filing, registration or qualification with any Governmental Body or any other Person, (iii) will not conflict with any of the terms, conditions or provisions of the Certificate of Incorporation or bylaws of Purchaser, (iv) will not violate any Laws or Orders, and (v) will not conflict with, result in the breach of, or constitute a Default under any material indenture, mortgage, deed of trust, lease, agreement, contract, license or other instrument to which Purchaser is a party or by which any of its property is bound. This Agreement, the Note and the other agreements contemplated hereunder to which Purchaser is a party upon their delivery will have been duly executed by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

         (d) Governmental Consents. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement, the Note or any other agreement contemplated hereunder to which it is a signatory.

         6.       COVENANTS.

         (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7). Seller agrees that after the Closing Purchaser will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Dan Post Footwear Business. Seller further agrees that promptly after the Closing, it will work with Purchaser to provide a list of its customer orders outstanding as of the Closing that relate to the Inventory.

         (b) Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Dan Post Footwear Business from maintaining the same business relationships with Purchaser after the Closing as it maintained with Seller in regard to the Dan Post Footwear Business prior to the Closing. Seller will refer all customer inquiries relating to the Dan Post Footwear Business to Purchaser or its designee from and after the Closing.


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         (c)      Covenant Not to Compete, Etc.

                  (1) Acknowledgments. Seller hereby acknowledges the benefits received by it in connection with the sale of all of the Assets to Purchaser pursuant to this Agreement. Seller acknowledges that Seller has special knowledge, expertise, contacts and other information with respect to the Dan Post Footwear Business, and that Purchaser would not enter into this Agreement without obtaining the agreement of Seller set forth in this Section 6(c), which and Seller acknowledge and agree reflects reasonable restrictions necessary and appropriate to protect the interest of the Dan Post Footwear Business and Purchaser and to ensure that Purchaser obtains all of the benefits intended to be conveyed to Purchaser pursuant to this Agreement, including the goodwill of the Dan Post Footwear Business.

                  (2)      Definitions.

                           "Territory" means (i) the United States of America;
                  (ii) each state or province in which any customer of the Dan Post Footwear Business is located as of the date hereof; and
                  (iii) if so required in order to make the covenants in this Agreement enforceable, any geographic location within any state in which the Dan Post Footwear Business does business as of the date hereof.

                           "Competing Business" means any business which
                  manufactures, sells or distributes any footwear of a style, quality and price substantially similar and in direct competition with the Dan Post footwear as of the Closing Date. Notwithstanding the foregoing, nothing in this Section 6(c) shall be construed as preventing Arena Brands, Inc. and Seller from continuing Seller's existing Acme and Lucchese brands of footwear, whether at current or lower prices.

                  (3) Non-Competition. Seller hereby agrees that for two years after the Closing Date, neither Seller, Arena Brands, Inc. nor any direct or indirect subsidiary of Arena Brands, Inc. will directly or indirectly, (1) have any ownership interest (whether as proprietor, partner, stockholder or otherwise) in, (2) be an officer, director or general or managing partner of, or hold a similar position in, (3) act as agent, broker or distributor for, or adviser or consultant to, (4) be employed in, (5) lend money to, or guarantee the loan by another Person to, or (6) otherwise engage in, any business or business activities (without regard to the form in which conducted) which is engaged, or which Seller reasonably knows is undertaking to become engaged, in a Competing Business within the Territory. However, the disposition by Seller of the Dan Post inventory retained by Seller, or transferred to Seller under Section 7(d), shall not be deemed a violation of the foregoing.

                  (4) Trade Secrets; Confidential Information. Seller recognizes and acknowledges that it has had access to certain highly sensitive, special or unique Information, and agrees that it shall not at any time after the date hereof, use or divulge, furnish or make accessible to anyone any Confidential Information, except as may otherwise be required by Law or may otherwise become public knowledge from a source, other than Seller, who is entitled to disclose such information. Purchaser recognizes and acknowledges that it has had access to certain non-public information relating to Arena Brands, Inc. or Seller in connection with its evaluation of the Transactions and agrees that it shall not at any time after the date hereof, use or divulge, furnish or make accessible


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

         to anyone any such information (other than information that Purchaser acquires as part of the Dan Post Footwear Business), except as may otherwise be required by Law or may otherwise become public knowledge from a source, other than Purchaser, who is entitled to disclose such information.

                  (5) Miscellaneous. If the final judgment of a court of competent jurisdiction declares that any term or provision of this
         Section 6(c) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (d) Tax Cooperation. After Closing, the Parties shall cooperate and exchange information relating to the Business as is necessary in (i) filing any Tax returns, (ii) determining any Tax liability or a right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes or (iv) effectuating the terms of this Agreement. Purchaser shall retain and upon request shall make available all Tax returns, work papers and all material records (including accounting records) and other documents relating thereto, until the later of the expiration of the statute of limitations (and any extension thereof) of the periods to which such Tax returns and other documents relate or the final determination of any Tax in respect of such period. Any information obtained shall be kept confidential except as may be otherwise necessary in connection with filing any Tax return, determining any Tax liability or right to the refund of any Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes.

         (e) Employees. Purchaser may, in its sole discretion (and without any obligation), offer employment to any person who is employed by the Dan Post Footwear Business. Purchaser shall have no obligations or liabilities to any of Seller's employees, whether arising out of the termination by Seller of the employment of any such employees as a result of the Transactions or otherwise, all of which obligations and liabilities, if any, shall be the sole responsibility of Seller. Without limited the generality of the foregoing, Seller shall indemnify and save harmless Purchaser from and against any and all liabilities and obligations to Seller's employees, whether arising prior to or as a result of the sale of the Assets hereunder or otherwise, including any and all liabilities and obligations for severance pay, accrued vacation pay, or other employee benefits, and any and all liabilities and obligations arising out of the Worker Adjustment and Retraining Notification Act and any other Laws.

         (f) Agents and Sales Representatives. Purchaser may, in its sole discretion (and without any obligation), engage the services of any agent or sales representative who provides services to the Dan Post Footwear Business.

         (g) Bulk Transfer Compliance. Inasmuch as Purchaser is to assume the Assumed Liabilities and Seller has agreed to duly pay, perform and discharge the Retained Liabilities and Obligations, the Parties hereby mutually agree to waive compliance with the provisions of Article 6 of the Uniform Commercial Code, of any applicable jurisdiction, to the extent applicable to the Transactions. Seller covenants and agrees to indemnify and save harmless Purchaser from and against any and all loss, liability, cost and expense (including reasonable attorneys' fees) arising out of noncompliance with said

Bulk Transfers laws except to the extent arising out of Purchaser's failure to pay, perform and discharge the Assumed Liabilities as and when due.

         (h) In-Process Inventory. Seller agrees to fully complete, or have fully completed, the manufacture of the In-Process Inventory. Upon such completion, Seller agrees to sell to Purchaser and Purchaser agrees to buy from Seller, through the issuance of a purchase order from Purchaser and at the price indicated on SCHEDULE 6(H), the In-Process Inventory, provided that such In-Process Inventory shall be delivered to Purchaser in good condition and that
(i) the title to the In-Process Inventory shall be transferred to Purchaser, subject to no Encumbrances, (ii) the In-Process Inventory shall be marketable and merchantable, not slow moving or obsolete, and free from defects and damages (patent and latent), (iii) none of the In-Process Inventory shall have been consigned to any Person and (iv) Seller shall have fully paid any third party manufacturer for any In-Process Inventory manufactured by such manufacturer.

         (i) Cooperation. Inasmuch as Purchaser will, after the Closing, transition the Assets into its operations and its information systems, which transition will require time, Purchaser will require certain cooperation from Seller in such transition. Accordingly, Purchaser shall be entitled, for a period not to exceed 90 days from the Closing, the cooperation of the Seller in allowing Purchaser access to employees of Seller with respect to patterns, computer fancy stitch patterns and purchasing as related to the Assets, provided that such access shall occur during Seller's regular business hours and not materially interfere with Seller's business operations. Purchaser shall not be charged any fee for such access.

         7.       INDEMNIFICATION.

         (a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser from and against any and all costs, fees, Liabilities, Taxes, charges, claims, expenses and damages, including reasonable legal fees and expenses (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) and costs of investigation, as incurred or paid (whether or not involving a third party claim) by Purchaser or any of its respective officers, directors or employees (collectively "Purchaser Losses") as a result of:

                  (1) The falsity or incorrectness of any representation or warranty made by Seller in this Agreement or in any instrument or document delivered by Seller to Purchaser pursuant to this Agreement;

                  (2) Seller's failure to duly perform any covenant or agreement to be performed by it under this Agreement or under any instrument or document delivered by Seller to Purchaser pursuant to this Agreement, including Seller's failure to pay or perform as and when due any of the Retained Liabilities and Obligations and any other liability or obligation, or alleged liability or obligation, of Seller other than the Assumed Liabilities; or

                  (3) Any levy or other claim by any third party against or with respect to the Assets, or any other claim by any third party against Purchaser, arising out of any act or omission of Seller prior to the Closing, except to the extent such claim or levy is with respect to Assumed Liabilities; or

                  (4) The amount of any refund or credit given by Purchaser after the Closing in respect of any Dan Post footwear of the style included in the Inventory shipped by Seller or Purchaser but returned under normal return policy of the Dan Post Footwear Business to Purchaser within 90 days after the Closing.

                  (5) The amount of any loss or liability incurred by Purchaser after the Closing in respect of any Dan Post footwear of a style not included in the Inventory.

         (b) Indemnification by Purchaser. Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all costs, fees, Liabilities, Taxes, charges, claims, expenses and damages, including reasonable legal fees and expenses (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) and costs of investigation, as incurred or paid (whether or not involving a third party claim) by Seller (collectively "Seller Losses") as a result of:

                  (1) The falsity or incorrectness of any representation or warranty made by Purchaser in this Agreement or in any instrument or document delivered by Purchaser to Seller pursuant to this Agreement; or

                  (2) Purchaser's failure to duly perform any covenant or agreement to be performed by it under this Agreement or under any instrument or document delivered by Purchaser to Seller pursuant to this Agreement, including Purchaser's failure to pay or perform as and when due any of the Assumed Liabilities.

         (c)      Indemnity Procedure.

                  (1) Upon receipt by the Party claiming indemnification hereunder (the "Claimant") of information relating to the existence of facts or circumstances which could result in the incurrence of a loss, the Claimant shall promptly give notice thereof to the Party from whom indemnification is claimed (the "Indemnifying Party") (the "Indemnity Claim"), provided that failure to give timely notice shall not release the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party suffers actual prejudice as a direct result of such failure. For up to 20 days after the Claimant submits an Indemnity Claim to the Indemnifying Party, the Indemnifying Party shall have the opportunity to make such investigation of the Indemnity Claim as the Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representative(s) the information relied upon by the Claimant to substantiate the Indemnity Claim. If the Claimant and the Indemnifying Party agree, at or prior to the expiration of such 20-day period (or any mutually agreed upon extension thereof), to the validity and amount of such Indemnity Claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the Indemnity Claim. If the Indemnifying Party and the Claimant cannot agree on either the validity or the amount of such Indemnity Claim, the Claimant may seek appropriate legal remedy.

                  (2) The Indemnifying Party shall have the right to assume the defense of any Indemnity Claim that involves a claim by a third party (a "Third Party Claim") by giving written notice (the "Assumption Notice") to the Claimant within 20 calendar days after notice given pursuant to Section 7(c)(1), which Assumption Notice shall state that
         (A) it agrees that the Claimant is entitled to indemnification hereunder for the Third Party Claim and that the Indemnifying Party is liable for any resulting loss; and (B) it agrees to assume the defense of the Third Party Claim in the name and on behalf of the Claimant with counsel reasonably satisfactory to the Claimant, at the sole cost and expense of the Indemnifying Party; provided, that (x) all such costs and expenses of the foregoing counsel, if not paid by the Indemnifying Party and instead paid by the Claimant shall be losses indemnifiable by the Indemnifying Party under Section 7(a) or 7(b) (as applicable), (y) the Claimant, notwithstanding the timely delivery of an Assumption Notice, may participate in the Third Party Claim through counsel separately selected and paid for by the Claimant, and (z) if no Assumption Notice is timely given, or despite the giving of the Assumption Notice the defendants in any action include the Claimant and the Indemnifying Party, and the Claimant shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interests which would prevent counsel for the Indemnifying Party from also representing the Claimant, the Claimant shall have the right to select separate counsel to conduct the defense of the Third Party Claim on its behalf, and all such costs and expenses shall be paid by the Indemnifying Party and, if paid by the Claimant, shall be losses indemnifiable by the Indemnifying Party under Section 7(a) or 7(b) (as applicable). The Claimant may take such action with respect to a Third Party Claim as it may deem appropriate to protect against further damage or default, including obtaining an extension of time to answer the complaint or other pleading or filing an answer thereto.

         (d) Return of Certain Footwear. In the event that Seller reimburses Purchaser pursuant to Section 7(a)(4) or Section 7(a)(5) for any Dan Post footwear returned to Purchaser, then Purchaser shall promptly, but in any event within 10 Business Days after receipt of such reimbursement, transfer such footwear to Seller.

         8. PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or announcement, or make any reference to the Closing or to the Transactions to any third Person without the prior written consent of the other Parties. All Parties shall coordinate the announcement of the Closing, as to both the manner and content thereof.

         9. OTHER REMEDIES FOR BREACH OF THIS AGREEMENT. In the event of a breach of any representation, warranty, covenant or agreement of this Agreement by any Party, the Party not in breach (the "Non-Defaulting Party") shall, in addition to indemnification pursuant to Section 7, be entitled to seek and obtain, any remedy otherwise available to it at Law or in equity. All remedies may be pursued cumulatively, simultaneously and/or in the alternative and any Party may apply to a court of competent jurisdiction for temporary, preliminary or permanent injunctive relief, or any other provisional remedy available.

         10. BROKERS. Each of the Parties represents and warrants to the other that it has not employed or dealt with any broker in connection with any transactions contemplated by this Agreement, and shall save the other harmless from any and all other claims at any time hereafter made for brokers' or finders' fees or commissions, which claim or claims arise out of any agreement alleged to have been made or action taken by the other, concerning or relating to the subject matter of this Agreement.

         11.      NOTICES.

         (a) All notices and other communications hereunder will be in writing and will be given by delivery in person, facsimile or other standard form of telecommunications, by overnight courier, or by registered or certified mail, return receipt requested, to the Parties at their respective addresses set forth below, with copies as follows:

         If to Purchaser:        American West Trading Company
                                 c/o McRae Industries, Inc.
                                 400 N. Main Street
                                 Mt. Gilead, NC 27306
                                 Fax:  910/439-1344
                                 Attention:  D. Gary McRae
                                 President & CEO

         With copy to:           Kennedy Covington Lobdell & Hickman, L.L.P.
                                 Bank of America Corporate Center, Suite 4200
                                 100 North Tryon Street
                                 Charlotte, North Carolina 28202
                                 Fax: 704/331-7598
                                 Attention: Eugene C. Pridgen, Esq.

         If to Seller:           Lucchese, Inc.
                                 601 Marion Drive
                                 Garland, Texas 75042
                                 Fax: 972/494-7114
                                 Attention: Bill Grimsley

         With copy to:           Weil, Gotshal & Manges, LLP
                                 100 Crescent Court, Suite 1300
                                 Dallas Texas 75201
                                 Fax: 214/746-7777
                                 Attention: Glenn D. West, Esq.

         Notice given by mail shall be deemed given three Business Days after deposit with the United States Postal Service; notice given by overnight courier shall be deemed given one Business Day after delivery into the custody and control of such overnight courier service for next day delivery; notice delivered by facsimile shall be deemed given one Business Day after such delivery and receipt by sender of telecopier confirmation thereof; and notice delivered in person shall be deemed given upon receipt.

         (b) Any Party may change the address to which any notice or other communication shall be given by a notice to such effect complying with Section 11(a).

         12.      MISCELLANEOUS.

         (a) Rights Confined to Parties. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the Parties, and their respective successors and assigns as permitted hereunder, any right, remedy, or claim under or by reason of this Agreement or of any term, covenant, or condition hereto, and all the terms, covenants, conditions, promises, and agreements contained herein shall be for the sole and exclusive benefit of the Parties and their successors and assigns as permitted hereunder.

         (b) Survival. The representations, warranties, covenants and agreements of each Party shall survive the Closing and shall remain operative and in full force and effect as follows: (i) all covenants and agreements shall remain in full force and effect until the expiration of the applicable statute of limitations, except for the provisions of Section 6(c)(3), which shall remain in effect for a period of two years after the Closing date, (ii) the representations and warranties set forth in Sections 4(a), 4(b) and 4(c) and Sections 5(a) and 5(c) shall remain in effect without any time limit and (iii) the representations and warranties not described in clause (ii) shall remain in full force and effect for a period of four years after the Closing Date. The right to indemnification, payment of damages or other remedy based on any such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranties, covenants or agreements. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representations, warranties, covenants and agreements.

         (c) Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, and the agreements entered into in accordance with the terms hereof and contemplated hereby, constitute the entire understanding among the Parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements between the Parties with respect to the subject matter hereof and thereof.

         (d) Assignment. This Agreement is not assignable by any Party and any purported assignment shall be null and void and of no effect.

         (e) Construction. The captions in this Agreement are for convenience or reference only and in no way define, limit or describe the scope of intent of any provisions or sections of this Agreement. All references in this Agreement to Sections are references to the Sections in this Agreement, unless some other reference is clearly indicated. In this Agreement, unless the context otherwise required, (1) words describing the singular number shall include the plural and vice versa, (2) words denoting any gender shall include all genders, (3) references to "including" shall mean "including without limitation" and (4) "or" is not exclusive.

         (f) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision in such jurisdiction or the validity or enforceability of such provision in any other jurisdiction.

         (g) Effect of Headings. The Section and subsection headings contained herein or therein are for convenience only and shall not affect the construction hereof.

         (h) Governing Law. The provisions of this Agreement, and all the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of North Carolina applicable to agreements made and to be performed wholly within such State, without giving effect to any choice or conflict of law provision that would cause the application of the Laws of any jurisdiction other than the State of North Carolina.

         (i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

                                    * * * * *

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties have executed this Agreement or caused same to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

                                     AMERICAN WEST TRADING COMPANY

                                     By: /s/D. Gary McRae
                                         --------------------------------------
                                     Name:  D. Gary McRae
                                            -----------------------------------
                                     Title: CEO
                                           ------------------------------------


                                     LUCCHESE, INC.

                                     By: /s/John R. Tillotson
                                         --------------------------------------
                                     Name:  John R. Tillotson
                                           ------------------------------------
                                     Title: President & CEO
                                            -----------------------------------

LIST OF SCHEDULES AND EXHIBITS:

Schedule 1(a)(i)           Inventory
Schedule 1(a)(ii)          Equipment
Schedule 1(a)(iii)         Contracts
Schedule 1(a)(iv)          Trademarks
Schedule 2(d)              Purchase Price Allocation
Schedule 4(b)              Enforceability Exceptions
Schedule 4(d)              Litigation
Schedule 4(l)              Suppliers
Schedule 4(m)              Customers
Schedule 4(n)              Promotional Payments
Schedule 6(h)              Inventory Prices

Exhibit 1                  Promissory Note
Exhibit 2                  Shipping/Storage Agreement

Copies of these Schedules and Exhibits will be provided to the Commission upon request.


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